December 8, 2022

Securities and Exchange Commission 100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Transuite.org, Inc. which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of Transuite.org, Inc., dated December 8, 2022. We agree with the statements concerning our Firm in such Form 8-K.

Very truly yours,

M&K CPAS, PLLC